FOR IMMEDIATE RELEASE

Exhibit 99.1
August 9, 2023
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER AND NINE MONTHS EARNINGS FOR FISCAL 2023
BURBANK, Calif. – The Walt Disney Company today reported earnings for its third quarter and nine months ended July 1, 2023.
•Revenues for the quarter and nine months grew 4% and 8%, respectively.
•Diluted earnings per share (EPS) from continuing operations for the quarter was a loss of $0.25 compared to income of $0.77 in the prior-year quarter.
•Excluding certain items(1), diluted EPS for the quarter was $1.03, down from $1.09 in the prior-year quarter.
•EPS from continuing operations for the nine months ended July 1, 2023 decreased to $1.14 from $1.66 in the prior-year period.
•Excluding certain items(1), diluted EPS for the nine months ended July 1, 2023 decreased to $2.94 from $3.22 in the prior-year period.
“Our results this quarter are reflective of what we’ve accomplished through the unprecedented transformation we’re undertaking at Disney to restructure the company, improve efficiencies, and restore creativity to the center of our business,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “In the eight months since my return, these important changes are creating a more cost-effective, coordinated, and streamlined approach to our operations that has put us on track to exceed our initial goal of $5.5 billion in savings as well as improved our direct-to-consumer operating income by roughly $1 billion in just three quarters. While there is still more to do, I’m incredibly confident in Disney’s long-term trajectory because of the work we’ve done, the team we now have in place, and because of Disney’s core foundation of creative excellence and popular brands and franchises.”
The following table summarizes the third quarter results for fiscal 2023 and 2022 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	July 1, 2023	July 2, 2022	Change	July 1, 2023	July 2, 2022	Change
Revenues	$22,330	$21,504	4%	$67,657	$62,572	8%
Income (loss) from continuing operations before income taxes	$(134)	$2,119	nm	$3,762	$4,909	(23) %
Total segment operating income(1)	$3,559	$3,567	— %	$9,887	$10,524	(6) %
Net income (loss) from continuing operations(2)	$(460)	$1,409	nm	$2,090	$3,031	(31) %
Diluted EPS from continuing operations(2)	$(0.25)	$0.77	nm	$1.14	$1.66	(31) %
Diluted EPS excluding certain items(1)	$1.03	$1.09	(6) %	$2.94	$3.22	(9) %
Cash provided by continuing operations	$2,802	$1,922	46%	$5,064	$3,478	46%
Free cash flow(1)	$1,637	$187	>100%	$1,469	$(317)	nm
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 11 through 14 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following are reconciliations of income from continuing operations before income taxes to total segment operating income and revenues to total segment revenues (in millions):

	Quarter Ended			Nine Months Ended
	July 1, 2023	July 2, 2022	Change	July 1, 2023	July 2, 2022	Change
Income (loss) from continuing operations before income taxes	$(134)	$2,119	nm	$3,762	$4,909	(23) %
Add (subtract):
Content License Early Termination(1)	—	—	nm	—	1,023	100%
Corporate and unallocated shared expenses	295	325	9%	854	825	(4) %
Restructuring and impairment charges	2,650	42	>(100) %	2,871	237	>(100) %
Other (income) expense, net	11	136	92%	(96)	730	nm
Interest expense, net	305	360	15%	927	1,026	10%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	432	585	26%	1,569	1,774	12%
Total segment operating income	$3,559	$3,567	— %	$9,887	$10,524	(6) %

	Quarter Ended			Nine Months Ended
	July 1, 2023	July 2, 2022	Change	July 1, 2023	July 2, 2022	Change
Revenues	$22,330	$21,504	4%	$67,657	$62,572	8%
Content License Early Termination(1)	—	—	nm	—	1,023	100%
Total segment revenues	$22,330	$21,504	4%	$67,657	$63,595	6%
(1)In February 2022, the Company terminated certain license agreements with a customer for film and television content, which was delivered in previous years, in order for the Company to use the content primarily on our direct-to-consumer services (Content License Early Termination).

The following table summarizes the third quarter and nine-month segment revenue and segment operating income for fiscal 2023 and 2022 (in millions):

	Quarter Ended			Nine Months Ended
	July 1, 2023	July 2, 2022	Change	July 1, 2023	July 2, 2022	Change
Segment Revenues:
Disney Media and Entertainment Distribution	$14,004	$14,110	(1) %	$42,819	$42,315	1%
Disney Parks, Experiences and Products	8,326	7,394	13%	24,838	21,280	17%
Total Segment Revenues	$22,330	$21,504	4%	$67,657	$63,595	6%
Segment operating income:
Disney Media and Entertainment Distribution	$1,134	$1,381	(18) %	$2,243	$4,133	(46) %
Disney Parks, Experiences and Products	2,425	2,186	11%	7,644	6,391	20%
Total Segment Operating Income	$3,559	$3,567	— %	$9,887	$10,524	(6) %
Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change	Nine Months Ended
	July 1, 2023	July 2, 2022		July 1, 2023	July 2, 2022	Change
Revenues:
Linear Networks	$6,690	$7,189	(7) %	$20,608	$22,011	(6) %
Direct-to-Consumer	5,525	5,058	9%	16,346	14,651	12%
Content Sales/Licensing and Other	2,082	2,111	(1) %	6,739	6,410	5%
Elimination of Intrasegment Revenue(1)	(293)	(248)	(18) %	(874)	(757)	(15) %
	$14,004	$14,110	(1) %	$42,819	$42,315	1%
Operating income (loss):
Linear Networks	$1,889	$2,469	(23) %	$4,972	$6,783	(27) %
Direct-to-Consumer	(512)	(1,061)	52%	(2,224)	(2,541)	12%
Content Sales/Licensing and Other	(243)	(27)	>(100) %	(505)	(109)	>(100) %
	$1,134	$1,381	(18) %	$2,243	$4,133	(46) %
(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our Linear Networks and related services.

Linear Networks
Linear Networks revenues for the quarter decreased 7% to $6.7 billion, and operating income decreased 23% to $1.9 billion. The following table provides further detail of Linear Networks results (in millions):

	Quarter Ended		Change
	July 1, 2023	July 2, 2022
Supplemental revenue detail
Domestic Channels	$5,494	$5,700	(4) %
International Channels	1,196	1,489	(20) %
	$6,690	$7,189	(7) %
Supplemental operating income (loss) detail
Domestic Channels	$1,780	$2,075	(14) %
International Channels	(87)	166	nm
Equity in the income of investees	196	228	(14) %
	$1,889	$2,469	(23) %
Domestic Channels
Domestic Channels revenues for the quarter decreased 4% to $5.5 billion, and operating income decreased 14% to $1.8 billion. The decrease in operating income was due to lower results at both Broadcasting and Cable.
The decrease at Broadcasting was due to lower results at ABC and the owned television stations, both of which reflected lower advertising revenue. To a lesser extent, the decrease at ABC also reflected higher marketing costs. The decrease in advertising revenue at ABC was attributable to lower average viewership, while the decrease at the owned television stations was due to lower rates.
Lower operating income at Cable was due to higher sports programming and production costs and lower affiliate revenue, partially offset by a modest increase in advertising revenue. Higher sports programming and production costs reflected contractual rate increases for NBA programming and new motor sports programming. Lower affiliate revenue resulted from a decline in subscribers, partially offset by higher contractual rates. The increase in advertising revenue reflected higher impressions and rates at ESPN, largely offset by lower impressions at our non-sports channels.
International Channels
International Channels revenues for the quarter decreased 20% to $1.2 billion, and operating results decreased to a loss of $87 million from income of $166 million. The decrease in operating results was primarily due to lower advertising revenue and, to a lesser extent, an unfavorable foreign exchange impact. The decrease in advertising revenue was due to lower rates attributable to Indian Premier League (IPL) cricket programming.
Equity in the Income of Investees
Income from equity investees decreased $32 million, to $196 million from $228 million, primarily due to lower income from A+E Television Networks driven by a decrease in advertising revenue.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 9% to $5.5 billion and operating loss decreased to $0.5 billion from a loss of $1.1 billion. The decrease in operating loss was due to a lower loss at Disney+, higher operating income at Hulu and a lower loss at ESPN+.

The improvement at Disney+ was due to higher subscription revenue and a decrease in marketing costs, partially offset by higher programming and production costs and lower advertising revenue. Higher subscription revenue was attributable to Disney+ Core subscriber growth and increases in Disney+ Core retail pricing. The increase in programming and production costs was due to higher costs for non-sports content, partially offset by a decrease in sports programming costs. The decreases in sports programming costs and advertising revenue reflected the comparison to IPL cricket programming in the prior-year quarter, as we did not renew the digital rights beginning with the 2023 season. Higher costs for non-sports content were due to more content provided on the service.
At Hulu, higher operating income included the benefit of subscription revenue growth and lower marketing costs, partially offset by higher programming and production costs and lower advertising revenue. Subscription revenue growth was due to increases in retail pricing and subscribers. The increase in programming and production costs was attributable to more content provided on the service and an increase in subscriber-based fees for programming the Live TV service, partially offset by a lower average cost mix of SVOD content. Higher subscriber-based fees for programming the Live TV service were due to more subscribers and rate increases. The decrease in advertising revenue was due to fewer impressions.
Improved results at ESPN+ were attributable to growth in subscription revenue due to increases in retail pricing and subscribers.
Third Quarter of Fiscal 2023 Comparison to Second Quarter of Fiscal 2023
The following tables and related discussion present additional information about our Disney+, ESPN+ and Hulu direct-to-consumer (DTC) product offerings(1) on a sequential quarter basis.
Paid subscribers(1) at:

(in millions)	July 1, 2023	April 1, 2023	Change
Disney+
Domestic (U.S. and Canada)	46.0	46.3	(1) %
International (excluding Disney+ Hotstar)(1)	59.7	58.6	2%
Disney+ Core(2)	105.7	104.9	1%

Disney+ Hotstar	40.4	52.9	(24) %

ESPN+	25.2	25.3	— %

Hulu
SVOD Only	44.0	43.7	1%
Live TV + SVOD	4.3	4.4	(2) %
Total Hulu(2)	48.3	48.2	— %

Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:

	July 1, 2023	April 1, 2023	Change
Disney+
Domestic (U.S. and Canada)	$7.31	$7.14	2%
International (excluding Disney+ Hotstar)(1)	6.01	5.93	1%
Disney+ Core	6.58	6.47	2%
Disney+ Hotstar	0.59	0.59	— %

ESPN+	5.45	5.64	(3) %

Hulu
SVOD Only	12.39	11.73	6%
Live TV + SVOD	91.80	92.32	(1) %
(1)See discussion on page 11—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding
Domestic Disney+ average monthly revenue per paid subscriber increased from $7.14 to $7.31 due to higher per-subscriber advertising revenue.
International Disney+ (excluding Disney+ Hotstar) average monthly revenue per paid subscriber increased from $5.93 to $6.01 due to an increase in average retail pricing and a favorable foreign exchange impact, partially offset by a higher mix of wholesale subscribers.
ESPN+ average monthly revenue per paid subscriber decreased from $5.64 to $5.45 due to lower per-subscriber advertising revenue and a higher mix of subscribers to multi-product offerings.
Hulu SVOD Only average monthly revenue per paid subscriber increased from $11.73 to $12.39 due to higher per-subscriber advertising revenue.
Hulu Live TV + SVOD average monthly revenue per paid subscriber decreased from $92.32 to $91.80. The decrease included lower per-subscriber subscription revenue due to a mix shift of subscribers between bundled services. The decrease was partially offset by higher per-subscriber advertising revenue.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter decreased 1% to $2.1 billion, and operating loss increased from $27 million to a loss of $243 million. The increase in operating loss was due to lower TV/SVOD and theatrical distribution results.
The decrease in TV/SVOD distribution results was primarily due to lower sales volume of both film and episodic television content.
Lower theatrical distribution results reflected the performance of Doctor Strange In the Multiverse of Madness in the prior-year quarter compared to Guardians of the Galaxy Vol. 3, in the current quarter and marketing costs for Indiana Jones and the Dial of Destiny, which was released in most territories in the last few days of June. The current quarter also included the release of Elemental and The Little Mermaid, while the prior-year quarter included the release of Lightyear.
Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter increased 13% to $8.3 billion, and segment operating income increased 11% to $2.4 billion. Higher operating results for the quarter reflected increases at our international parks and resorts, partially offset by lower results at our domestic operations and, to a lesser extent, our merchandise licensing business.

Higher operating results at our international parks and resorts were due to growth at Shanghai Disney Resort and, to a lesser extent, Hong Kong Disneyland Resort. The increase at Shanghai Disney Resort was due to the park being open for all of the current quarter compared to 3 days in the prior-year quarter as a result of COVID-19 related closures. Higher operating results at Hong Kong Disneyland Resort were due to guest spending growth and higher volumes, partially offset by increased costs driven by inflation. Guest spending growth was primarily due to an increase in average ticket prices. Higher volumes were attributable to increases in attendance and occupied room nights. Results at Hong Kong Disneyland Resort reflected the park being open for 72 days in the current quarter compared to 54 days in the prior-year quarter due to COVID-19 related closures.
The decrease in operating income at our domestic operations was due to lower results at our domestic parks and Disney Vacation Club, driven by lower unit sales, partially offset by an increase at Disney Cruise Line.
Lower operating income at our domestic parks and resorts was attributable to a decrease at Walt Disney World Resort, while results at Disneyland Resort were up modestly compared to the prior-year quarter. The decrease at Walt Disney World Resort was primarily due to higher costs and lower volumes. The increase in costs was attributable to inflation and accelerated depreciation related to the planned closure of Star Wars: Galactic Starcruiser. Lower volumes were due to decreases in occupied room nights and attendance. At Disneyland Resort, higher attendance and increased guest spending were largely offset by higher costs driven by inflation. Guest spending growth was primarily due to an increase in average ticket prices.
Growth at Disney Cruise Line was due to an increase in passenger cruise days, partially offset by higher costs associated with our ongoing fleet expansion and increased depreciation.
The decrease at our merchandise licensing business was due to lower revenue from merchandise based on Star Wars, Toy Story and Avengers.
The following table presents supplemental revenue and operating income (loss) detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		Change
(in millions)	July 1, 2023	July 2, 2022
Supplemental revenue detail
Parks & Experiences
Domestic	$5,649	$5,423	4%
International	1,532	788	94%
Consumer Products	1,145	1,183	(3) %
	$8,326	$7,394	13%
Supplemental operating income (loss) detail
Parks & Experiences
Domestic	$1,436	$1,651	(13) %
International	428	(64)	nm
Consumer Products	561	599	(6) %
	$2,425	$2,186	11%

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses decreased $30 million for the quarter, from $325 million to $295 million, primarily due to lower compensation and human resource-related costs, partially offset by an expense associated with an abandoned project and higher rent expense.
Restructuring and Impairment Charges
In the current quarter, the Company recorded charges of $2,440 million related to the removal of content from our DTC services and the termination of certain third party license agreements for the right to use content primarily on our DTC platforms (Content Impairment Charge) and $210 million of severance. During the prior-year quarter, the Company recorded charges of $42 million primarily due to asset impairments related to exiting our businesses in Russia.
Other Income (Expense), net
In the current quarter, the Company recorded a charge of $101 million related to a legal ruling, largely offset by a $90 million gain on its investment in DraftKings, Inc. (DraftKings), which was sold in the current quarter. In the prior-year quarter, the Company recorded a $136 million DraftKings loss to adjust its investment in DraftKings to fair value.
Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	July 1, 2023	July 2, 2022	Change
Interest expense	$(503)	$(380)	(32) %
Interest income, investment income and other	198	20	>100%
Interest expense, net	$(305)	$(360)	15%
The increase in interest expense was due to higher average rates, partially offset by lower average debt balances.
The increase in interest income, investment income and other resulted from higher interest income on cash balances and a favorable comparison of pension and postretirement benefit costs, other than service cost.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	July 1, 2023	July 2, 2022	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$194	$230	(16) %
Disney Parks, Experiences and Products	—	(2)	100%
Amortization of TFCF intangible assets related to equity investees	(3)	(3)	— %
Equity in the income of investees	$191	$225	(15) %

Income from equity investees decreased $34 million, to $191 million from $225 million, primarily due to lower income from A+E Television Networks.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	July 1, 2023	July 2, 2022
Income (loss) from continuing operations before income taxes	$(134)	$2,119
Income tax expense on continuing operations	19	617
Effective income tax rate - continuing operations	(14.2)%	29.1%
The current quarter loss from continuing operations before income taxes included the $2,440 million Content Impairment Charge. Income tax on continuing operations included a benefit of $568 million from this charge using the Company’s marginal income tax rate of approximately 23%. Due to the significance of this charge on pre-tax income, our reported effective tax rate for the current quarter is negative 14.2%. Excluding the impact of this charge, the effective income tax rate on continuing operations would have been approximately 25.5% compared to 29.1% in the prior-year quarter. The decrease is due to the following:
•Lower effective tax rates on foreign earnings in the current quarter compared to the prior-year quarter; and
•A benefit from the comparison of adjustments related to prior years, which was favorable in the current quarter and unfavorable in the prior-year quarter.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	July 1, 2023	July 2, 2022	Change
Net income from continuing operations attributable to noncontrolling interests	$(307)	$(93)	>(100) %
The increase in net income from continuing operations attributable to noncontrolling interests was due to improved results at Shanghai Disney Resort and, to a lesser extent, at Hong Kong Disneyland Resort.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	July 1, 2023	July 2, 2022	Change
Cash provided by operations	$5,064	$3,478	$1,586
Investments in parks, resorts and other property	(3,595)	(3,795)	200
Free cash flow(1)	$1,469	$(317)	$1,786
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 11 through 14.
Cash provided by operations increased by $1,586 million from $3,478 million in the prior-year period to $5,064 million in the current period. The increase was due to higher operating income at Disney Parks, Experiences and Products and lower spending on produced and licensed content, partially offset by lower operating income at Disney Media and Entertainment Distribution.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	July 1, 2023	July 2, 2022
Disney Media and Entertainment Distribution	$755	$543
Disney Parks, Experiences and Products
Domestic	1,544	2,226
International	609	584
Total Disney Parks, Experiences and Products	2,153	2,810
Corporate	687	442
Total investments in parks, resorts and other property	$3,595	$3,795
Capital expenditures decreased from $3.8 billion to $3.6 billion primarily due to lower spending at Disney Parks, Experiences and Products, partially offset by higher spending at Disney Media and Entertainment Distribution and Corporate. The decrease at Disney Parks, Experiences and Products was due to lower spending on cruise ship fleet expansion. Higher spending at Disney Media and Entertainment Distribution was driven by higher technology spending to support our streaming services while the increase in spending at Corporate was driven by higher spending on facilities.
Depreciation expense was as follows (in millions):

	Nine Months Ended
	July 1, 2023	July 2, 2022
Disney Media and Entertainment Distribution	$532	$485
Disney Parks, Experiences and Products
Domestic	1,431	1,236
International	503	496
Total Disney Parks, Experiences and Products	1,934	1,732
Corporate	153	141
Total depreciation expense	$2,619	$2,358

DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or together as part of various multi-product offerings. Hulu Live TV + SVOD includes Disney+ and ESPN+. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+ (Combo+). Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to multi-product offerings in the U.S. are counted as a paid subscriber for each service included in the multi-product offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ services. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or subscribes to Combo+, the subscriber is counted as one Disney+ paid subscriber. Subscribers include those who receive a service through wholesale arrangements including those for which we receive a fee for the distribution of the service to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
Average Monthly Revenue Per Paid Subscriber
Average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN+ multi-product offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.
NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of cash provided by continuing operations, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP.

Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow
The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Nine Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Cash provided by operations - continuing operations	$2,802	$1,922	$5,064	$3,478
Cash used in investing activities - continuing operations	(718)	(1,848)	(3,259)	(3,872)
Cash used in financing activities - continuing operations	(1,001)	(150)	(2,127)	(2,247)
Cash used in discontinued operations	—	—	—	(4)
Impact of exchange rates on cash, cash equivalents and restricted cash	(23)	(238)	174	(354)
Change in cash, cash equivalents and restricted cash	1,060	(314)	(148)	(2,999)
Cash, cash equivalents and restricted cash, beginning of period	10,453	13,318	11,661	16,003
Cash, cash equivalents and restricted cash, end of period	$11,513	$13,004	$11,513	$13,004
The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Nine Months Ended
	July 1, 2023	July 2, 2022	Change	July 1, 2023	July 2, 2022	Change
Cash provided by operations - continuing operations	$2,802	$1,922	$880	$5,064	$3,478	$1,586
Investments in parks, resorts and other property	(1,165)	(1,735)	570	(3,595)	(3,795)	200
Free cash flow	$1,637	$187	$1,450	$1,469	$(317)	$1,786
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.

The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.
The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the third quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended July 1, 2023
As reported	$(134)	$(19)	$(153)	$(0.25)	nm
Exclude:
Restructuring and impairment charges(5)	2,650	(617)	2,033	1.10
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	432	(101)	331	0.18
Other expense, net(6)	11	(5)	6	—
Excluding certain items	$2,959	$(742)	$2,217	$1.03	(6) %

Quarter Ended July 2, 2022
As reported	$2,119	$(617)	$1,502	$0.77
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	585	(136)	449	0.24
Other expense(6)	136	(32)	104	0.06
Restructuring and impairment charges(5)	42	(10)	32	0.02
Excluding certain items	$2,882	$(795)	$2,087	$1.09
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, intangible asset amortization was $361 million, step-up amortization was $68 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $422 million, step-up amortization was $160 million and amortization of intangible assets related to TFCF equity investees was $3 million.
(5)Charges for the current quarter were related to content impairments ($2,440 million) and severance ($210 million). Charges for the prior-year quarter were primarily due to asset impairments related to exiting our businesses in Russia ($42 million).
(6)In the current quarter, other expense, net was due to a charge related to a legal ruling ($101 million), partially offset by a DraftKings gain ($90 million). For the prior-year quarter, other expense was due to a DraftKings loss ($136 million).

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the current and prior-year nine-month periods:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Nine Months Ended July 1, 2023:
As reported	$3,762	$(1,066)	$2,696	$1.14	(31) %
Exclude:
Restructuring and impairment charges(6)	2,871	(660)	2,211	1.20
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	1,569	(365)	1,204	0.65
Other income, net(5)	(96)	13	(83)	(0.05)
Excluding certain items	$8,106	$(2,078)	$6,028	$2.94	(9) %

Nine Months Ended July 2, 2022:
As reported	$4,909	$(1,610)	$3,299	$1.66
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	1,774	(413)	1,361	0.73
Content License Early Termination	1,023	(238)	785	0.43
Other expense, net(5)	730	(170)	560	0.31
Restructuring and impairment charges(6)	237	(55)	182	0.10
Excluding certain items	$8,673	$(2,486)	$6,187	$3.22
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current period, intangible asset amortization was $1,186 million, step-up amortization was $374 million and amortization of intangible assets related to TFCF equity investees was $9 million. For the prior-year period, intangible asset amortization was $1,292 million, step-up amortization was $473 million and amortization of intangible assets related to TFCF equity investees was $9 million.
(5)For the current period, other income, net was due to a DraftKings gain ($169 million) and a gain on the sale of a business ($28 million), partially offset by a charge related to a legal ruling ($101 million). For the prior-year period, other expense, net was due to a DraftKings loss ($726 million).
(6)Charges for the current period related to content impairments, severance and exiting our businesses in Russia. Charges for the prior-year period were due to the impairment of an intangible and other assets related to exiting our businesses in Russia.
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 9, 2023, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding earnings expectations and expected drivers; future cost reductions; plans for direct-to-consumer profitability; business plans; future performance and growth; plans, expectations, strategic priorities and drivers of growth and profitability and other statements that are not historical in nature. Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including:
•the occurrence of subsequent events;
•further deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases, and corresponding subscriber additions and churn, and the market for advertising sales on our DTC services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability, including direct-to-consumer profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2022, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Revenues	$22,330	$21,504	$67,657	$62,572
Costs and expenses	(19,689)	(19,072)	(60,748)	(56,344)
Restructuring and impairment charges	(2,650)	(42)	(2,871)	(237)
Other income (expense), net	(11)	(136)	96	(730)
Interest expense, net	(305)	(360)	(927)	(1,026)
Equity in the income of investees	191	225	555	674
Income (loss) from continuing operations before income taxes	(134)	2,119	3,762	4,909
Income taxes on continuing operations	(19)	(617)	(1,066)	(1,610)
Net income (loss) from continuing operations	(153)	1,502	2,696	3,299
Loss from discontinued operations, net of income tax benefit of $0, $0, $0 and $14, respectively	—	—	—	(48)
Net income (loss)	(153)	1,502	2,696	3,251
Net income from continuing operations attributable to noncontrolling interests	(307)	(93)	(606)	(268)
Net income (loss) attributable to The Walt Disney Company (Disney)	$(460)	$1,409	$2,090	$2,983

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$(0.25)	$0.77	$1.14	$1.66
Discontinued operations	—	—	—	(0.03)
	$(0.25)	$0.77	$1.14	$1.63
Basic
Continuing operations	$(0.25)	$0.77	$1.14	$1.66
Discontinued operations	—	—	—	(0.03)
	$(0.25)	$0.77	$1.14	$1.64

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,829	1,825	1,829	1,827
Basic	1,829	1,823	1,827	1,821
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	July 1, 2023	October 1, 2022
ASSETS
Current assets
Cash and cash equivalents	$11,458	$11,615
Receivables, net	13,112	12,652
Inventories	1,900	1,742
Content advances	2,369	1,890
Other current assets	1,335	1,199
Total current assets	30,174	29,098
Produced and licensed content costs	34,607	35,777
Investments	3,062	3,218
Parks, resorts and other property
Attractions, buildings and equipment	69,819	66,998
Accumulated depreciation	(42,112)	(39,356)
	27,707	27,642
Projects in progress	5,689	4,814
Land	1,181	1,140
	34,577	33,596
Intangible assets, net	13,478	14,837
Goodwill	77,881	77,897
Other assets	10,004	9,208
Total assets	$203,783	$203,631
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$19,115	$20,213
Current portion of borrowings	2,645	3,070
Deferred revenue and other	6,474	5,790
Total current liabilities	28,234	29,073
Borrowings	44,544	45,299
Deferred income taxes	7,304	8,363
Other long-term liabilities	12,759	12,518
Commitments and contingencies
Redeemable noncontrolling interests	8,886	9,499
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	57,136	56,398
Retained earnings	45,794	43,636
Accumulated other comprehensive loss	(4,413)	(4,119)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	97,610	95,008
Noncontrolling interests	4,446	3,871
Total equity	102,056	98,879
Total liabilities and equity	$203,783	$203,631

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Nine Months Ended
	July 1, 2023	July 2, 2022
OPERATING ACTIVITIES
Net income from continuing operations	$2,696	$3,299
Depreciation and amortization	3,960	3,846
Impairment of produced and licensed content costs	2,266	—
Net (gain)/loss on investments and disposition of businesses	(184)	779
Deferred income taxes	(899)	605
Equity in the income of investees	(555)	(674)
Cash distributions received from equity investees	531	575
Net change in produced and licensed content costs and advances	(1,861)	(4,306)
Equity-based compensation	861	723
Pension and postretirement medical benefit cost amortization	3	465
Other, net	(166)	492
Changes in operating assets and liabilities:
Receivables	(744)	(506)
Inventories	(120)	(259)
Other assets	(64)	(684)
Accounts payable and other liabilities	(1,609)	(892)
Income taxes	949	15
Cash provided by operations - continuing operations	5,064	3,478

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,595)	(3,795)
Proceeds from sale of investments	458	39
Other, net	(122)	(116)
Cash used in investing activities - continuing operations	(3,259)	(3,872)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	40	(275)
Borrowings	70	152
Reduction of borrowings	(1,319)	(1,400)
Contributions from / sale of noncontrolling interest	719	48
Acquisition of redeemable noncontrolling interest	(900)	—
Other, net	(737)	(772)
Cash used in financing activities - continuing operations	(2,127)	(2,247)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	—	8
Cash used in financing activities - discontinued operations	—	(12)
Cash used in discontinued operations	—	(4)

Impact of exchange rates on cash, cash equivalents and restricted cash	174	(354)

Change in cash, cash equivalents and restricted cash	(148)	(2,999)
Cash, cash equivalents and restricted cash, beginning of period	11,661	16,003
Cash, cash equivalents and restricted cash, end of period	$11,513	$13,004

Contacts:

David Jefferson
Corporate Communications
818-560-4832

Alexia Quadrani
Investor Relations
818-560-6601